NEWS RELEASE
FOR IMMEDIATE RELEASE

RUBY TUESDAY REPORTS SECOND QUARTER FISCAL 2012 RESULTS, COMMENCES EXECUTION OF SALE LEASEBACK STRATEGY, AND REITERATES FISCAL YEAR 2012 FREE CASH FLOW GUIDANCE

MARYVILLE, TN – January 5, 2012 – Ruby Tuesday, Inc. (NYSE: RT) today reported financial results for the fiscal second quarter ended November 29, 2011.

Results for the second quarter of 2012 compared to the second quarter of 2011 include:

•	Same-restaurant sales decreased 4.2% at Company-owned Ruby Tuesday restaurants, below the guidance range of -2.0% to -3.0%
•	Net loss of $2.0 million compared to prior-year net income of $4.6 million
•	Diluted loss per share of ($0.03), compared to diluted earnings per share of $0.07 for the prior year, surpassed the guidance range of ($0.04) to ($0.08) diluted loss per share

Sandy Beall, Founder, Chairman, and CEO, commented on the quarterly results, saying, “Our same-restaurant sales results for the second quarter were flat on a two-year basis as we were going up against strong same-restaurant sales of 4.2% from the prior year.  While our same-restaurant sales for the quarter were below our expectations, we were able to operate more efficiently from a cost standpoint which enabled us to realize earnings that were better than our guidance.  While not yet reflected in our same-restaurant sales results, we continue to make progress on the various sales-building initiatives that are in test, many of which are supported by media.”

Other highlights from our second quarter results include:

•	Total revenue increased 5.9% from the prior-year period primarily due to the fiscal 2011 franchise partnership acquisitions
•
Sales at domestic and international franchise Ruby Tuesday restaurants (which is the basis for determining royalty fees included in franchise revenue on the Company’s statement of operations) totaled $40.7 million and $79.9 million for the second quarter of fiscal 2012 and 2011, respectively.  The decline was primarily driven by the franchise

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partnership acquisitions during fiscal 2011 and same-restaurant sales for domestic franchise restaurants decreasing by 6.0% during the second quarter.
•
Continued progress on conversion strategy with the opening of our Marlin & Ray’s seafood concept restaurants in Lithonia, GA on September 28th, Columbus, OH on November 2nd, and Cincinnati, OH on December 7th, which opened subsequent to our quarter end

•	Opened our first Lime Fresh inline location in Huntsville, AL on October 5th
•	Opened a newly-constructed Truffles Grill in Winter Park, FL on November 2nd
•	The Company did not open any new Ruby Tuesday restaurants, permanently closed one restaurant, and temporarily closed three restaurants in anticipation of conversion to other concepts
•
Domestic and international franchisees opened one new Ruby Tuesday restaurant and closed nine Ruby Tuesday restaurants.  Five of the closures resulted from the cancellation of our franchise agreement in India where we are currently seeking a new partner.

•	Completed a sale leaseback transaction on one property subsequent to the end of the quarter, resulting in $2.3 million of gross proceeds
•	Total capital expenditures were $12.3 million
•
Book debt to EBITDA ratio of 2.92, which excludes the pro forma EBITDA impact from the franchise partnership acquisitions, represents an increase over the prior-year ratio of 2.03 primarily due to the assumption of debt from the franchise partnership acquisitions during fiscal 2011 and lower year-over-year EBITDA

Mr. Beall added, “We continue to make progress on the following primary goals we outlined at the beginning of our fiscal year which are key in improving both our top and bottom line results in order to build shareholder value:

•
Increasing Our Same-Restaurant Sales – We continue to increase our value position with our free Fresh Endless Garden Bar and high-value quick lunch programs, and our plans going forward are to increase our overall marketing dollars to be competitive with our peer group and to fund this incremental spending largely with our cost savings initiatives.  During the quarter, our Fresh Endless Garden Bar and fresh-baked garlic cheese biscuits both complimentary with over 40 entrees starting at $8.99 was tested in

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approximately 220 restaurants, with approximately 140 of those restaurants supported by multiple television tests.  Additionally, we continued testing our limited-time lunch offers of soup, salad bowl or garden bar, and garlic cheese biscuits starting at $5.99 - $6.99.  Our increased efforts in communicating compelling value offerings such as these through television, which to date have resulted in incremental traffic and sales in our test markets, should enable us to increase our core traffic and same-restaurant sales when these programs are deployed system-wide in the coming quarters.

•
Lowering Our Costs and Enhancing Our Margins – Our in-depth cost reduction strategic study through our work with a leading enterprise improvement consulting firm has identified potential savings opportunities in a number of key areas including procurement, occupancy, and maintenance costs.  While we are refining our detailed plans behind each of these initiatives, we are estimating annualized savings of $15-$20 million, the majority of which will be reinvested into our marketing programs.

•
Maximizing Our Strong Free Cash Flow – We remain focused on maximizing our free cash flow levels through our sales and profit improvement plans.  Additionally, we have engaged a broker to assist us in sale leaseback transactions designed to raise targeted gross proceeds of $50 million through the sale of approximately 25 locations.  We have already closed on the sale of one location and anticipate potentially closing on the sale of other locations in the third and fourth quarter given the high degree of interest we have received to date.  We may seek to raise an additional $100 million of gross sale leaseback proceeds in the future if the demand and pricing economics are attractive.  Any sale leaseback proceeds, in tandem with our free cash flow, will be used primarily for opportunistic share repurchases and debt reduction.”

Fiscal Year 2012 Guidance

•	Same-Restaurant Sales – We estimate same-restaurant sales for Company-owned restaurants will be in the range of down 2.0% to down 4.0% for the year
•	Company-Owned and Licensed Restaurant Development – We expect to close five to seven Company-owned restaurants (excluding conversions), convert eight to 10

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Company-owned restaurants to other high-quality casual dining concepts, open one new Truffles Grill, and open six to eight Lime Fresh Mexican restaurants
•
Franchise Restaurant Development – We estimate our franchisees will close 15-17 restaurants, up to 14 of which will be international, and open seven to nine restaurants, up to six of which will be international.  Nine of the international closures are related to the cancellation of our franchise agreement in India.

•
Restaurant Operating Margins – Margins are anticipated to decline slightly with the negative impact of lower same-restaurant sales, largely offset by fixed cost leverage from the 53rd week and cost savings initiatives

•	Depreciation – Estimated to be in the $66-$68 million range
•
Selling, General, and Administrative Expenses – Estimated to be up approximately 16%-19% from a year earlier primarily due to incremental advertising expense and the loss of fee income from acquired franchise partnerships which historically offset selling, general, and administrative expenses

•	Other Expenses – Interest expense is estimated to be $16-$18 million and the effective tax rate is estimated to be 7%-10%
•
Diluted Earnings Per Share for the year are estimated to be in the $0.55 -$0.65 range, with our third quarter estimated to be $0.12 to $0.16 per share primarily due to year-over-year increases in advertising and interest expense.  Fully-diluted weighted average shares outstanding are estimated to be approximately 62-63 million for the year.

•	Capital Expenditures for the year are estimated to be $33-$37 million
•	Free Cash Flow for the year is estimated to be $90-$100 million

In closing, Mr. Beall said, “While we anticipate the remainder of Fiscal 2012 to be challenging given the competitive promotional environment with heavy advertising levels, our solid free cash flow generation coupled with traction we hope to gain from our new marketing initiatives and cost savings programs should position us over the long term to grow our business and provide attractive shareholder returns.”

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A FRESH NEW RUBY TUESDAY

Ruby Tuesday, Inc. has Company-owned and/or franchise Ruby Tuesday brand restaurants in 45 states, the District of Columbia, 14 foreign countries, and Guam.  As of November 29, 2011, the Company owned and operated 742 Ruby Tuesday restaurants, while domestic and international franchisees (including Hawaii and Guam) operated 43 and 44 Ruby Tuesday restaurants, respectively.  Ruby Tuesday, Inc. is traded on the New York Stock Exchange (Symbol:  RT).

For more information, contact:
Greg Ashley                                                                                                Phone:  865-379-5700

The Company will host a conference call, which will be a live web-cast, this afternoon at 5:00 p.m. Eastern Time.   The call will be available live at the following websites:

http://www.rubytuesday.com
http://www.earnings.com

Special Note Regarding Forward-Looking Information

This press release contains various forward-looking statements, which represent our expectations or beliefs concerning future events, including one or more of the following:  future financial performance and restaurant growth (both Company-owned and franchised), future capital expenditures, future borrowings and repayments of debt, availability of debt financing on terms attractive to the Company, payment of dividends, stock repurchases, restaurant acquisitions, and conversions of Company-owned restaurants to other dining concepts.  We caution the reader that a number of important factors and uncertainties could, individually or in the aggregate, cause our actual results to differ materially from those included in the forward-looking statements (such statements include, but are not limited to, statements relating to cost savings that we estimate may result from any programs we implement, our estimates of future capital spending and free cash flow, and our targets for annual growth in same-restaurant sales and average annual sales per restaurant), including, without limitation, the following: general economic conditions; changes in promotional, couponing and advertising strategies; changes in our guests’ disposable income; consumer spending trends and habits; increased competition in the restaurant market; laws and regulations affecting labor and employee benefit costs, including further potential increases in state and federally mandated minimum wages, and healthcare reform; guests’ acceptance of changes in menu items; guests’ acceptance of our development prototypes, remodeled restaurants, and conversion strategy; mall-traffic trends; changes in the availability and cost of capital; weather conditions in the regions in which Company-owned and franchised restaurants are operated; costs and availability of food and beverage inventory; our ability to attract and retain qualified managers, franchisees and team members; impact of adoption of new accounting standards; impact of food-borne illnesses resulting from an outbreak at either Ruby Tuesday or other restaurant concepts; effects of actual or threatened future terrorist attacks in the United States; and significant fluctuations in energy prices.

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RUBY TUESDAY, INC.

Financial Results For the Second Quarter of Fiscal Year 2012
(Amounts in thousands except per share amounts)
(Unaudited)
	13 Weeks		13 Weeks			26 Weeks		26 Weeks
	Ended		Ended			Ended		Ended
	November 29,	Percent	November 30,	Percent	Percent	November 29,	Percent	November 30,	Percent	Percent
	2011	of Revenue	2010	of Revenue	Change	2011	of Revenue	2010	of Revenue	Change
Revenue:
Restaurant sales and operating revenue	$ 306,203	99.6	$ 288,955	99.5		$ 635,057	99.6	$ 589,587	99.4
Franchise revenue	1,250	0.4	1,496	0.5		2,741	0.4	3,550	0.6
Total revenue	307,453	100.0	290,451	100.0	5.9	637,798	100.0	593,137	100.0	7.5

Operating Costs and Expenses:
(as a percent of Restaurant sales and operating revenue)
Cost of merchandise	91,562	29.9	84,537	29.3		189,137	29.8	169,630	28.8
Payroll and related costs	107,777	35.2	99,756	34.5		220,764	34.8	199,965	33.9
Other restaurant operating costs	65,429	21.4	61,157	21.2		134,084	21.1	120,800	20.5
Depreciation	16,414	5.4	15,619	5.4		32,700	5.1	30,741	5.2
(as a percent of Total revenue)
Selling, general and administrative, net	23,386	7.6	21,237	7.3		50,162	7.9	43,780	7.4
Closures and impairments	653	0.2	348	0.1		1,098	0.2	2,087	0.4
Equity in earnings of unconsolidated franchises	0	0.0	(27)	0.0		0	0.0	(230)	0.0
Total operating costs and expenses	305,221		282,627			627,945		566,773

Earnings before Interest and Taxes	2,232	0.7	7,824	2.7	(71.5)	9,853	1.5	26,364	4.4	(62.6)

Interest expense, net	3,979	1.3	2,556	0.9		7,943	1.2	5,019	0.8

Pre-tax (loss)/profit	(1,747)	(0.6)	5,268	1.8	(133.2)	1,910	0.3	21,345	3.6	(91.1)

Provision for income taxes	254	0.1	703	0.2		818	0.1	4,383	0.7

Net (Loss)/Income	$ (2,001)	(0.7)	$ 4,565	1.6	(143.8)	$ 1,092	0.2	$ 16,962	2.9	(93.6)

(Loss)/Earnings Per Share:
Basic	$ (0.03)		$ 0.07		(142.9)	$ 0.02		$ 0.27		(92.6)
Diluted	$ (0.03)		$ 0.07		(142.9)	$ 0.02		$ 0.26		(92.3)

Shares:
Basic	62,598		64,011			63,177		63,846
Diluted	62,598		64,898			63,729		64,655

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RUBY TUESDAY, INC.

Financial Results For the Second Quarter
of Fiscal Year 2012
(Amounts in thousands)
(Unaudited)
	November 29,	May 31,
CONDENSED BALANCE SHEETS	2011	2011
Assets
Cash and Short-Term Investments	$8,886	$9,722
Accounts Receivable	7,275	7,531
Inventories	38,399	34,470
Income Tax Receivable	3,678	3,077
Deferred Income Taxes	14,518	14,429
Prepaid Rent and Other Expenses	11,778	12,797
Assets Held for Sale	2,429	1,340

Total Current Assets	86,963	83,366

Property and Equipment, Net	1,015,471	1,031,151
Goodwill	15,571	15,571
Other Assets	53,692	56,938

Total Assets	$1,171,697	$1,187,026

Liabilities
Current Portion of Long Term Debt, including
Capital Leases	$17,357	$15,090
Other Current Liabilities	102,668	104,234
Long-Term Debt, including Capital Leases	324,800	329,184
Deferred Income Taxes	43,408	42,923
Deferred Escalating Minimum Rents	45,728	44,291
Other Deferred Liabilities	59,123	59,591

Total Liabilities	593,084	595,313

Shareholders' Equity	578,613	591,713

Total Liabilities and
Shareholders' Equity	$1,171,697	$1,187,026